                       REGISTRATION STATEMENT NO.333-04640

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                                    CNB, INC.
           (Name of small business issuer as specified in its charter)

            FLORIDA                          6712                    59-2958616
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)    Classification Code Number)    Identification
                                                                      Number)
                             210 NORTH MARION STREET
                            LAKE CITY, FLORIDA 32056
                                 (904) 755-3240
                (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                ----------------

                                  K.C. TROWELL
                                  CHAIRMAN AND
                             CHIEF EXECUTIVE OFFICER
                                    CNB, INC.
                             201 NORTH MARION STREET
                            LAKE CITY, FLORIDA 32058
                                 (904) 755-3240
            (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                ----------------

                                   COPIES TO:

       HALCYON E. SKINNER, ESQ.                     RODERICK N. JONES, ESQ.
       MAHONEY ADAMS & CRISER, P.A.                  SHUTTS & BOWEN, L.L.P.
       50 NORTH LAURA STREET                  20 N. ORANGE AVE., SUITE 1000
       JACKSONVILLE, FLORIDA  32202           ORLANDO, FLORIDA   32801-4626

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   Upon the effective date of merger described in this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and and there is compliance with General Instruction G, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS                          PROPOSED MAXIMUM        PROPOSED MAXIMUM
OF SECURITIES TO BE        AMOUNT TO BE      AGGREGATE OFFERING     AGGREGATE OFFERING       AMOUNT OF
   REGISTERED             REGISTERED (1)     PRICE PER UNIT (1)         PRICE (2)         REGISTRATION FEE
Common Stock, par
 value $.01 per share
 (including preferred
 stock purchase rights)       483,886              $9.00               $4,354,974             $1,501.71

- --------------
(1) Based upon an assumed number of shares that may be issued in the merger described herein. Such assumed maximum number is based upon the maximum number of shares of common stock, $.0067 par value ("Riherd Common Stock"), of Riherd Bank Holding Company ("Riherd") that may be outstanding immediately prior to the merger. See "THE MERGER -- Description of CNB Capital Stock."

(2) Estimated solely for the purpose of determining the registration fee. Pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Securities Act"), the maximum aggregate offering price is based on the book value as of December 31, 1995, of the securities to be registered.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                      AVAILABLE INFORMATION

      CNB is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the SEC's regional offices located at: Northwestern CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

      CNB has filed with the SEC a Registration Statement on Form S-4 (together with any amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of CNB Common Stock to be issued pursuant to the Merger. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such additional information may be obtained from the public reference room of the SEC, 450 Fifth Street, N.W., in Washington, D.C. 20549. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      This Proxy Statement-Prospectus incorporates by reference documents relating to CNB, which documents are not presented herein or delivered herewith.

Such documents, excluding exhibits unless specifically incorporated herein, are available without charge upon request to K.C. Trowell, Chief Executive Officer, CNB, Inc., 201 North Marion Street, Lake City, Florida 32055. Telephone requests may be directed to (904) 755-3240.

      The following documents filed with the SEC by CNB are incorporated herein, as of their respective filing dates, by reference in this Proxy Statement-
Prospectus: (i) CNB's Annual Report on Form 10-KSB for the year ended December 31, 1995, (ii) CNB's Quarterly Report on Form 10-QSB for the three months ended March 31, 1996 and (iii) CNB's Form 8-K filed on July 14, 1994, and Form 8-K filed on April 22, 1994. In addition, a copy of CNB's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1995, and a copy of CNB's Quarterly Report on Form 10-QSB for the period ended March 31, 1996, will accompany this Prospectus.

      All documents filed by CNB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting (as defined in "SUMMARY -- The Special Meeting") shall be deemed to be incorporated herein by reference and to be a part of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR

NON-PERFORMING ASSETS AND PAST DUE LOANS

      Non-performing assets consist of non-accrual loans and residential and commercial properties acquired in partial or total satisfaction of problem loans which are known as "other real estate owned" or "OREO." Past due loans are loans that are delinquent 30 days or more which are still accruing interest.

      Maintaining a low level of non-performing assets is important to the ongoing success of any financial institution. Riherd's credit review and approval process is critical to Riherd's ability to minimize non-performing assets on a long term basis. In addition to the negative impact on interest income, non-performing assets also increase operating costs due to the expense of collection efforts. It is Riherd's policy to place all loans which are past due 90 days or more on non-accrual status, unless the loan principal and interest are determined by management to be fully collateralized and in the process of collection.

      The following table presents Riherd's non-performing assets and past due loans for March 31, 1996 and December 31, 1995, 1994 and 1993:


                  NON-PERFORMING ASSETS AND 90 DAY PAST DUE LOANS


                                     March 31,             December 31,
                                     ---------      ----------------------------
                                       1996         1995        1994        1993
                                                     (all amounts in thousands)
Non-Accrual Loans                     $  0          $  0        $167         $25

OREO and in substance
foreclosed loans, net                  156           155         188         273
                                      ----          ----        ----        ----
Total Non Performing Assets           $156          $155        $355        $298
                                      ====          ====        ====        ====
Accruing Loans Past Due               $  0          $  0        $  7        $181
  90 Days                             ====          ====        ====        ====



      Of the total loan portfolio of $19.727 million at December 31, 1995, no loans were classified as non-performing, a decrease of $167,000 from year end 1994. Non-performing loans at December 31, 1994, consisted of commercial, real estate, and installment loans. As of March 31, 1996, management of Riherd and F&D Bank is not aware of any credit problems of borrowers that could have any material and adverse effect upon the financial condition or the current operations of Riherd or F&D Bank.

      Other real estate owned at December 31, 1995 consisted of $55,000 of residential real estate and $100,000 of commercial real estate. Riherd believes that the carrying value of its OREO portfolio is realizable.

      The total of non-performing assets at March 31, 1996 was $155,806 compared to $155,008 at December 31, 1995. Non-accrual loans, of which there were none at March 31, 1996 and December 31, 1995, have recently been increased to $25,000. At March 31, 1995, non-accrual loans totalled $5,563. As of March 31, 1996, Riherd had $155,806 of other real estate, compared with a total of $155,008 at December 31, 1995, and $188,092 at March 31, 1995.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida, on the 19th day of July, 1996.

                                        CNB, INC. (Registrant)



                                        By: /s/ K.C. TROWELL
                                           -----------------------------------
                                            K. C. Trowell, Chairman and
                                            Chief Executive Officer

                                  EXHIBIT INDEX
                                                     PAGINATION/
EXHIBIT   EXHIBIT                                    NUMBERING
NUMBER    DESIGNATION                                       SYSTEM
- ------    -----------                                       -----------------

(2)      *Agreement and Plan of Merger dated         Appendix A to Proxy
          February 26, 1996, by and among CNB,       Statement-Prospectus
          Inc., and Riherd Bank Holding Company.


(5)     **Opinion of Mahoney Adams & Criser, P.A.
          as to the legality of shares.


(8)      *Opinion of Mahoney Adams & Criser, as
          to certain federal income tax matters.


(10)(a)   Voting Trust Agreement                     (incorporated by reference
                                                     to Exhibit 9.1 to CNB's
                                                     Registration Statement No.
                                                     33-71082 on Form S-4)

(10)(b)   Employment Agreement dated August 3,       (incorporated by reference
          1987, as amended by Employment Agreement   to Exhibit 10.4 to CNB's
          Amendment dated as of July 20, 1994.       Registration No. 33-71082
          on Form S-4)

(13)(a)  *Annual Report on Form 10-KSB for the
          year ended December 31, 1995


(13)(b) *Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996

         *Amendment to Annual Report on Form 10-405A for the year ended December 31, 1995


(23)(a)   Consent of Osburn, Henning & Company
          (relating to financial statements of
          CNB, Inc.)


(23)(b) **Consent of Mahoney Adams & Criser, P.A., counsel to CNB, Inc. (included in Exhibit (5)).


(23)(c) Consent of Rex, Meighen & Co., (relating to financial statements of Riherd Bank
          Holding Company)

(23)(d) *Consent of Mercer Capital (Opinion included as Appendix B to Proxy Statement-Prospectus).


                                     -II-5-

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------

  *Previously filed.
 **To be filed by amendment.



                                     -II-6-